Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACUSHNET HOLDINGS CORP.

Acushnet Holdings Corp., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2011 under the name Alexandria Holdings Corp., amended and restated on July 28, 2011, January 18, 2012 and October 22, 2013, further amended to change the name of the Corporation to Acushnet Holdings Corp. on March 31, 2016, and amended and restated on November 2, 2016 (the “Amended and Restated Certificate of Incorporation”).
2.    The Board of Directors of the Corporation, acting at a meeting, pursuant to Section 242 of the General Corporation Law of the State of Delaware duly adopted a resolution setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for their approval.
3.    The proposed amendment has been authorized by the stockholders of the Corporation at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.
4.    The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article VI.A and replacing it with the following:
A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The term of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2019 annual meeting of stockholders of the Corporation shall expire at such time. From and after the election of directors at the 2019 annual meeting of stockholders of the Corporation, each director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until a successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
     5.    The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article VI.C and replacing it with the following:
C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that prior to the Trigger Date, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the outstanding Common Stock.

6. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article VIII.B and replacing it with the following:
B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairperson of the Board of Directors; provided that prior to the Trigger Date, special meetings shall also be called by the Board of Directors or the Chairperson of the Board of Directors at the request of the Controlling Owner.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this 15th day of June, 2018.

ACUSHNET HOLDINGS CORP.

By:     /s/ Brendan M. Gibbons
Name:    Brendan M. Gibbons
Title: Executive Vice President and Chief Legal Officer